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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NiSource Inc.

(Name of Registrant as Specified In Its Charter)

NiSource Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NiSource Inc.

801 E. 86th Avenue • Merrillville, IN 46410 • (877) 647-5990

________________________________________________________________________________

NOTICE OF ANNUAL MEETING

April 5, 2004

To the Holders of Common Stock of NiSource Inc.:

      The annual meeting (the “Annual Meeting”) of the stockholders of NiSource Inc. (the “Company”) will be held at the Griffin Gate Marriott Resort, 1800 Newtown Pike, Lexington, Kentucky on Tuesday, May 11, 2004, at 10:00 a.m., local time, for the following purposes:

      (1) To elect four members of the board of directors, each for a term of three years;

      (2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year 2004; and

      (3) To transact any other business that may properly come before the meeting.

      All persons who are stockholders of record at the close of business on March 16, 2004 will be entitled to vote at the Annual Meeting.

      Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote in person, even if you have previously submitted a proxy.

      In order to help us arrange for the Annual Meeting, if you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY

MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Gary W. Pottorff
Secretary

PROXY STATEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
PROPOSAL II -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
INFORMATION REGARDING CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS
INDEPENDENT AUDITOR FEES
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2005 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT AND FINANCIAL STATEMENTS
AVAILABILITY OF FORM 10-K
OTHER BUSINESS

PROXY STATEMENT

      The accompanying proxy is solicited on behalf of the board of directors of the Company. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the board of directors “FOR” all of the nominees for director and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2004. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters in accordance with their best judgment.

      This proxy statement and form of proxy are first being sent to stockholders on April 5, 2004. The Company will bear the expense of this solicitation. The original solicitation of proxies by mail and a reminder letter may be supplemented by telephone, facsimile and personal solicitation by officers and regular employees of the Company or its subsidiaries. To aid in the solicitation of proxies, the Company has retained Mellon Investor Services, LLC for a fee of $7,500 plus reimbursement of expenses. The Company also will request brokerage houses and other nominees and fiduciaries to forward proxy materials, at the Company’s expense, to the beneficial owners of stock held of record by such persons.

Who May Vote —

      The close of business on March 16, 2004 is the date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of March 16, 2004, 263,302,932 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy —

      If you are a stockholder of record (that is, if you hold shares of common stock of the Company in your own name), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

      If your shares are held by a broker, bank or other nominee in “street name,” you will receive voting instructions from the record holder that you must follow in order to have your shares of common stock voted at the Annual Meeting. If your shares are held by a broker or other nominee and you or any other person entitled to vote those shares does not provide the broker or other nominee with instructions as to how to vote such shares, that broker or nominee will have the discretionary authority to vote your shares of common stock with regard to both the election of directors and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for 2004.

      If you hold your shares in the Company’s 401(k) plan administered by Fidelity Investments, you will need to vote your shares by one of the methods discussed in this Proxy Statement in order to have your vote counted. Fidelity will not exercise any voting discretion over the shares held in its accounts. If you fail to vote by returning a completed proxy card, or by telephone or through the Internet, your shares held through Fidelity will not be voted.

      If you plan to attend the Annual Meeting, please so indicate when you vote, so that the Company may make arrangements.

Voting in Person —

      You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, including Fidelity Investments as administrator of the Company’s 401(k) plan, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the institution that holds your shares, indicating that you were the beneficial owner of the shares on March 16, 2004, the record date for voting.

Revoking Your Proxy —

      A proxy may be revoked by the stockholder at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Secretary a letter indicating that you want to revoke your proxy or you can supersede your initial proxy by (i) delivering to the Secretary a duly executed proxy bearing a later date, (ii) voting by telephone or through the Internet on a later date, or (iii) attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting —

      A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum of stockholders at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.

Votes Required —

      A plurality of the votes cast at the meeting is required to elect a director. Ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2004 requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

      Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election. Abstentions will not have any effect on the election of the directors; however, abstentions will be counted as a vote against the ratification of Deloitte & Touche LLP as the Company’s independent public accountants for 2004. Broker non-votes shall not be considered when tallying the votes cast on any proposal for which a broker does not have discretionary authority. However, brokers have the authority to vote on both the election of directors and the ratification of Deloitte & Touche LLP as the Company’s independent public accountants. It is not anticipated that there will be any broker non-votes. Stockholders holding shares of stock through the Company’s 401(k) Plan with Fidelity will need to vote their shares of stock by one of the methods discussed in this proxy statement in order to have their votes counted.

PROPOSAL I — ELECTION OF DIRECTORS

Nominees For Election As NiSource Directors

      The Company’s board of directors is currently composed of ten directors, who are divided into three classes. Each class serves for a term of three years, and one class is elected each year. The NiSource board of directors, upon the recommendation of its Corporate Governance Committee, has nominated Steven C. Beering, Dennis E. Foster, Richard L. Thompson and Carolyn Y. Woo for election as directors of the Company, each for a term of three years that will expire in 2007. Each of Drs. Beering and Woo and Mr. Foster currently serves as a director of the Company and are up for re-election this year. Richard L. Thompson is being nominated as a candidate for director for the first time in 2004 and will be the Company’s eleventh director. Mr. Thompson was initially identified by Russell Reynolds Associates, Inc., a third party search firm engaged by the board of directors for the specific purpose of identifying highly qualified candidates for potential nomination to the board. The board of directors does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the best judgment of the person or persons acting thereunder.

      The following chart gives information about nominees (who have consented to being named in the proxy statement and to serve if elected) and other incumbent directors. The dates shown for service as a director include service as a director of our corporate predecessors NiSource Inc. (incorporated in Indiana) and Northern Indiana Public Service Company.

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Nominees For Terms to Expire in 2007
Steven C. Beering, 71
President Emeritus of Purdue University, West Lafayette, Indiana. Dr. Beering was President of Purdue University from 1983 to 2000. Dr. Beering also is a director of American United Life Insurance Company and Eli Lilly and Company	1986
Dennis E. Foster, 63
Prior to his retirement in 2000, Mr. Foster was Vice Chairman of ALLTEL Corporation, Little Rock, Arkansas, a full service telecom and information service provider. Mr. Foster also is a director of ALLTEL Corporation and Yellow Corporation	1999
Richard L. Thompson, 65
Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is a director of Gardner Denver, Inc. and Lennox International, Inc.	—
Carolyn Y. Woo, 49
Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo also is a director of AON Corporation and Circuit City, Inc.	1997

Name, Age and Principal Occupations	Has Been a
for Past Five Years and Present Directorships Held	Director Since

Directors Whose Terms Expire in 2006
Arthur J. Decio, 73
Chairman of the Board of Skyline Corporation, Elkhart, Indiana, a manufacturer of manufactured housing and recreational vehicles	1991
Gary L. Neale, 64
Chairman, President and Chief Executive Officer of the Company since 1993. Mr. Neale also is a director of Modine Manufacturing Company, Chicago Bridge and Iron Company, and Mercantile National Bank of Indiana	1991
Robert J. Welsh, 69
Chairman of the Board and Chief Executive Officer of Welsh Holdings, LLC, Merrillville, Indiana, a real estate holding company. Prior to its sale in 2001, Mr. Welsh was Chairman and Chief Executive Officer of Welsh, Inc., Merrillville, Indiana, a marketer of petroleum products through convenience stores and travel centers. Mr. Welsh also is a director of Mercantile National Bank of Indiana	1988
Directors Whose Terms Expire in 2005
Stephen P. Adik, 60
Vice Chairman of the Company from November 1, 2000 until his retirement on December 31, 2003; prior thereto, Senior Executive Vice President since February 1999, and Chief Financial Officer of the Company since 1994	2000
Ian M. Rolland, 70
Prior to his retirement in 1998, Mr. Rolland served as Chairman and Chief Executive Officer of Lincoln National Corporation, Ft. Wayne, Indiana, a provider of financial products and services. Mr. Rolland also is a director of Bright Horizons Family Solutions and on the board of advisors of CID Partners	1973
John W. Thompson, 54
Chairman and Chief Executive Officer of Symantec Corp., Cupertino, California, a provider of software and Internet security technology. Prior to joining Symantec in 1999, Mr. Thompson was General Manager of IBM Americas. Mr. Thompson also is a director of United Parcel Service, Inc. and Seagate Technology	1993
Roger A. Young, 58
Chairman, Bay State Gas Company, Westborough, Massachusetts from 1996 until his retirement from the board on October 1, 2003. Bay State Gas Company has been a subsidiary of the Company since 1999. Mr. Young also served as Chief Executive Officer of Bay State Gas Company from 1990 until his retirement in 1999. Mr. Young also is a director of Watts Industries, Inc.	1999

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT DRS. BEERING AND WOO AND MESSRS. FOSTER AND RICHARD THOMPSON AS DIRECTORS OF THE COMPANY, EACH TO SERVE FOR A TERM OF THREE YEARS UNTIL 2007.

CORPORATE GOVERNANCE

Director Independence

      For many years, a substantial majority of the Company’s board of directors has been comprised of “independent” directors. In order to assist the board in making its determination of director independence, the board has adopted, as categorical standards of independence, the standards contained in Section 303A.02(b) of the New York Stock Exchange (“NYSE”) Corporate Governance Listing Standards, with the following additional independence standard: a director who is an executive officer or director of a company that receives payments from the Company in an amount which exceeds 1% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold. This additional independence standard is stricter than the corollary standard in the NYSE rules.

      The Company’s existing guidelines for determining director independence are listed in the Company’s Corporate Governance Guidelines, a copy of which can be found on the Company’s website at http://ir.nisource.com.

      The board of directors has affirmatively determined that all of the members of the board (except Messrs. Neale and Adik) are “independent directors” as defined in Section 303A.02(b) of the NYSE Listing Standards and meet the additional standard for independence set by the board.

Executive Sessions of Non-Management Directors

      The non-management members of the board have commenced meeting in regularly scheduled executive sessions separate from management and have appointed Mr. Ian M. Rolland as lead, or presiding, director to preside at the executive sessions of the non-management directors. The non-management directors intend to meet in such executive sessions at least twice a year. All of the independent members of the board meet regularly as the Corporate Governance Committee.

Communications with the Board and Non-Management Directors

      Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the board of directors may be made to the board of directors generally, any director individually, the non-management directors as a group or the lead director of the non-management group by writing to the following address:

NiSource Inc.
Attention: [Board of Directors]/[Board
Member]/[Non-management Directors]/[Lead Director]
c/o Gary W. Pottorff, Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410

•	The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics Officer at ethics@nisource.com, calling the business ethics program hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Attention: Gary W. Pottorff, Ethics Officer
801 East 86th Avenue
Merrillville, Indiana 46410

Code of Ethics

      The board of directors of the Company has adopted a Code of Ethics (the “Code”) to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to the Code and (v) prompt internal reporting of violations of the Code. The Code satisfies applicable Securities and Exchange Commission and NYSE requirements and applies to all directors, officers (including the Company’s principal executive officer, principal financial officer, and principal accounting officer and controller) and employees of the Company and its subsidiaries. Employees who are not executive officers satisfy their compliance obligations under the Code by complying with the Company’s Business Ethics Program, including its Code of Integrity and accompanying booklet. The Business Ethics Program is not considered a part of the Code for any other purpose. A copy of the Code and the Company’s Business Ethics Program is available on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. The Company intends to disclose any amendments to the Code, and all waivers from the Code for directors and executive officers, by posting such information on its website.

Adoption of Corporate Governance Guidelines

      The board of directors adopted Corporate Governance Guidelines on March 23, 2004. The Corporate Governance Committee is responsible for reviewing and reassessing the Corporate Governance Guidelines periodically and will submit any recommended changes to the board of directors for its approval. A copy of the Corporate Governance Guidelines can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Meetings and Committees of the Company’s Board of Directors

      The board of directors of the Company met nine times during 2003. The board has the following six standing committees:

•	Executive,

•	Audit,

•	Corporate Governance,

•	Environmental, Health and Safety,

•	Officer Nomination and Compensation, and

•	Public Affairs and Career Development.

      During 2003, each director attended at least 75% of the combined total number of the Company’s board meetings and the meetings of the committees on which he or she was a member. Pursuant to the Company’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of the Company’s stockholders. Eight of the ten incumbent directors attended the 2003 Annual Meeting of Stockholders.

Executive Committee

      The Executive Committee did not meet in 2003. The Executive Committee has the authority to act on behalf of the board if reasonably necessary when the board is not in session. Mr. Neale was Chairman and Dr. Beering and Messrs. Decio, Rolland and Welsh were members of the Executive Committee in 2003.

Audit Committee

      The Audit Committee met twelve times in 2003. The Audit Committee is responsible for monitoring:

•	the integrity of the Company’s financial statements,

•	the independent auditors’ qualifications and independence,

•	the performance of the Company’s internal audit function and the independent auditors, and

•	the compliance by the Company with legal and regulatory requirements.

      The board of directors adopted a new charter for the Audit Committee on March 25, 2003, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

      Mr. Rolland was Chairman and Dr. Woo and Messrs. Foster and John Thompson were members of the Audit Committee in 2003. The board of directors has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent public accountants, both for 2003 and 2004, and the fees relating to audit services and other services performed by them.

      For more information regarding the Audit Committee please see the Audit Committee Report on page 25.

Corporate Governance Committee

      The Corporate Governance Committee met once in 2003. The Corporate Governance Committee took over responsibility for the nomination and compensation of directors in 2004 and is now responsible for:

•	identifying individuals qualified to become board members, consistent with criteria approved by the board,

•	recommending to the board director nominees for the next annual meeting of the stockholders,

•	developing and recommending to the board a set of corporate governance principles applicable to the Company, and

•	overseeing the evaluation of the board.

      Pursuant to the Corporate Governance Guidelines, the Corporate Governance Committee, with the assistance of the Company’s staff, reviews the amount and composition of director compensation from time to time and makes recommendations to the board of directors when it concludes changes are needed. The Corporate Governance Committee is also responsible for the evaluation of the CEO’s performance. The Corporate Governance Committee reviews and approves the Company’s goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives. The Chair of the Corporate Governance Committee will report the committee’s findings to the Officer Nomination and Compensation Committee, which will use these findings to set CEO compensation.

      The Corporate Governance Committee screens candidates for director and makes its recommendations for director to the board as a whole. Based on the committee’s recommendations, the board as a whole selects the candidates for director. In considering candidates for director, the committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in the Company’s business, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service and other board service. The committee also considers the racial, ethnic and gender diversity of the board. The Corporate Governance Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who (1) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, (2) are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders, and (3) are willing and able to make the necessary commitment of time and attention required for effective board service. The Corporate Governance Committee also takes into account the candidate’s level of financial literacy. The Corporate Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the board has the necessary tools to perform its oversight function effectively. The Corporate Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

      For information on how to nominate a person for election as a director at the 2005 annual meeting please see the discussion under the heading “Stockholder Proposals and Nominations for 2005 Annual Meeting” on page 27.

      The board of directors adopted a new written charter for the Corporate Governance Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. Mr. Rolland was Chairman and Drs. Beering and Woo and Messrs. Decio, Foster, John Thompson and Welsh were members of the Corporate Governance Committee in 2003. The board of directors has determined that all of the members of the Corporate Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.

Environmental, Health and Safety Committee

      The Environmental, Health and Safety Committee met twice during 2003. This committee reviews the status of environmental compliance of the Company and considers environmental public policy issues as well as health and safety issues affecting the Company. The Company adopted a charter for this committee in 2001. Mr. Welsh was Chairman and Messrs. Adik, Decio and Young were members of the Environmental, Health and Safety Committee in 2003.

Officer Nomination and Compensation Committee

      The Officer Nomination and Compensation Committee, formerly the Nominating and Compensation Committee, met four times in 2003. The board of directors adopted a new written charter for the Officer Nomination and Compensation Committee on January 23, 2004, a copy of which can be found on the Company’s website at http://ir.nisource.com and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary. Pursuant to this new charter, this committee advises the board with respect to nomination, evaluation, compensation and benefits of the Company’s executives. In that regard, the committee:

•	approves the CEO’s compensation level based on the Corporate Governance Committee’s report on its evaluation of the CEO’s performance;

•	considers (1) the Company’s performance and relative stockholder return, (2) the value of similar incentive awards to CEOs at comparable companies, and (3) the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

•	makes recommendations to the Board with respect to (1) compensation of executive officers of the Company and (2) incentive-compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	recommends Company officer candidates for election by the Board;

•	oversees the evaluation of management; and

•	produces the Officer Nomination and Compensation Committee Report on Executive Compensation included in this proxy statement.

      The Officer Nomination and Compensation Committee is composed of three directors, all of whom are (i) independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines, (ii) “non-employee directors” as defined under the Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code. Dr. Beering was Chairman and Messrs. Decio and Welsh were members of the Officer Nomination and Compensation Committee during 2003.

Public Affairs and Career Development Committee

      The Public Affairs and Career Development Committee met twice in 2003. This committee reviews the activities of the Company with regard to charitable and other contributions, employment policies, and stockholder proposals concerning matters relating to the Company’s responsibilities as a corporate citizen. Mr. John Thompson was Chairman and Drs. Beering and Woo and Messrs. Foster and Rolland were members of the Public Affairs and Career Development Committee in 2003.

Compensation of the Company’s Directors

      The Company pays each director who is not receiving a salary from the Company $30,000 annually, $3,000 annually for each standing committee on which the director sits, $1,000 annually for each chairmanship of the Executive, the Environmental, Health and Safety, and the Public Affairs and Career Development Committees, $10,000 annually for each chairmanship of the Audit, the Corporate Governance and the Officer Nomination and Compensation Committees, $1,200 for each board meeting attended and $750 per committee meeting attended. Under a deferred compensation arrangement, directors may elect to have their fees deferred in the current year and credited to an interest-bearing account or to a phantom stock account for payment in the future.

      The Company’s Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director currently serving on the board who was originally elected or appointed to the board prior to December 31, 2001, who has completed at least five years of service on the board and who did not elect to opt out of the plan during 2002. Directors who are first elected or appointed to the board after 2001 are not eligible to participate in the Retirement Plan. The benefit under the Retirement Plan is a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director’s retirement from the board and will be paid for 120 months, or the number of full months of service the individual served as a nonemployee director of the Company, whichever is less. Directors first elected prior to 2001 who elected to opt out of the Retirement Plan in 2002 received, under the Company’s Nonemployee Director Stock Incentive Plan, restricted stock units of comparable value to the present value of the retirement benefit such director had earned under the Retirement Plan through June 30, 2002. Directors who elected to opt out of the Retirement Plan and directors first elected after 2001 will not receive a retirement benefit under the Retirement Plan, but instead may receive, at the discretion of the Corporate Governance Committee, additional restricted shares of common stock and/or restricted stock unit grants under the Company’s Nonemployee Director Stock Incentive Plan, as amended and restated effective January 1, 2004, to ensure that the retirement benefit, together with other compensation paid to the nonemployee director, delivers a competitive compensation package.

      During 2003, the Company’s Nonemployee Director Stock Incentive Plan provided for a grant of 2,600 restricted shares of common stock and a grant of 600 restricted stock units to each nonemployee director of the Company upon his or her election or re-election as a director of the Company. In 2003, Messrs. Decio and Welsh each received a grant of 2,600 restricted shares of common stock and 600 restricted stock units under the plan.

      Effective January 1, 2004, each nonemployee director shall receive, as part of his or her annual retainer, an annual award of restricted shares of common stock or restricted stock units, or a combination thereof, equal to $20,000 (in addition to the cash payment described above) to be granted in four equal installments on the last business day of each calendar quarter. The number of restricted shares of common stock or restricted stock units, as applicable, constituting such quarterly grant shall be determined by dividing $5,000 by the average of the high and low price of the Company’s common stock on the last business day of the relevant quarter. In addition, beginning in 2004, upon election, re-election or appointment to the board, each nonemployee director shall receive an award of restricted shares of common stock or restricted stock units equal to $30,000 for each year of the term for which such director has been elected, re-elected or appointed. The number of restricted shares of common stock or restricted stock units, or a combination thereof, as applicable, shall be determined by dividing the amount of the grant by the average of the high and low price of the Company’s common stock on the date of such election, re-election or appointment.

      The grants of both the restricted shares of common stock and the restricted stock units under the Company’s Nonemployee Director Stock Incentive Plan vest in 20% annual increments, with all of a director’s stock and units vesting five years after the date of award. However, the grants vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. Dividends are paid to holders of restricted stock in cash on the date dividends are actually paid to stockholders of the Company. Additional restricted stock units are credited to each nonemployee director with respect to the units included in his or her account from time to time to reflect dividends paid to stockholders of the Company with respect to common stock. The units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock.

      The board may designate that a scheduled award will consist of nonqualified stock options to purchase shares of the Company’s common stock rather than shares of restricted stock or restricted stock units; if so, then, in lieu of such shares of restricted stock or restricted stock units, each nonemployee director shall be granted a nonqualified option with a market value on the date of any such grant equal to the dollar value of the grant otherwise scheduled to be made to such nonemployee director on such date. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director’s death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company.

      The Company has adopted a Directors’ Charitable Gift Program for nonemployee directors. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 for each nonemployee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each nonemployee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director’s private foundation is not eligible to receive donations under the program. All current nonemployee directors are eligible to participate in the program.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

Capital Research & Management Company	19,031,870	7.3 (1)
333 South Hope Street, 55th Floor Los Angeles, California 90071

(1)	As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004 on behalf of Capital Research & Management Company.

      The following table contains information about the beneficial ownership of the Company’s common stock as of March 1, 2004, for each of the directors, nominees and named executive officers, and for all directors and executive officers as a group.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)

Stephen P. Adik	751,828
Steven C. Beering	11,199
Arthur J. Decio	13,100
Dennis E. Foster	12,806
Gary L. Neale	1,908,839
Samuel W. Miller, Jr.	149,041
Ian M. Rolland(3)	26,777
John W. Thompson	15,914
Robert J. Welsh	16,600
Carolyn Y. Woo	4,000
Roger A. Young	33,780
Michael W. O’Donnell	165,848
S. LaNette Zimmerman	146,543
All directors and executive officers as a group	3,793,591

(1)	The number of shares owned includes shares held in the Company’s Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company’s Tax Deferred Savings Plans (the “401(k)”), Employee Stock Purchase Plan and restricted shares awarded under the Company’s 1988 and 1994 Long-Term Incentive Plans (the “Incentive Plans”) and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of common stock owned by all directors and executive officers as a group is approximately 1.44 percent of the common stock outstanding as of March 1, 2004.

(2)	The totals include shares for which the following executive officers have a right to acquire beneficial ownership, within 60 days after March 1, 2004, by exercising stock options granted under the Incentive Plan: Stephen P. Adik — 476,643 shares; Gary L. Neale — 1,267,598 shares; Samuel W. Miller, Jr. 66,372 shares; Michael W. O’Donnell — 129,303 shares; S. LaNette Zimmerman — 90,305 shares; and all executive officers as a group — 2,289,698 shares.

(3)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

EXECUTIVE COMPENSATION

Officer Nomination and Compensation Committee Report on Executive Compensation

      The Officer Nomination and Compensation Committee’s compensation policy is designed to relate total compensation (base salary, annual incentives and long-term stock-based compensation) to corporate performance, while remaining competitive with the compensation practices of competitors and, to a lesser extent, general industry. This policy applies to all of the Named Officers, including the Chief Executive Officer, as of December 31, 2003. The Committee discusses and considers executive compensation matters, then makes recommendations to the full board of directors, which takes the final action on these matters. The board accepted all of the Committee’s recommendations in 2003. Commencing January 23, 2004, all Chief Executive Officer compensation decisions will be made by the Committee.

      The Committee has engaged Hewitt Associates, an independent compensation consulting firm, to advise it and provide surveys of comparative compensation practices for (1) a group of energy-oriented companies, including gas, electric or combination utility companies, diversified energy companies and companies with gas marketing, transmission and distribution operations and energy services operations, and (2) a diversified group of companies representing general industry. The 2003 executive compensation comparative groups consisted of 35 and 36 companies, respectively, from which data was available to Hewitt and which the Committee believed to be competitors of the Company for executive talent. The comparative compensation groups include some, but not all, of the companies that make up the Dow Jones Utilities Index used in the Stock Price Performance Graph and consist of a larger number of companies than contained in the index. The Committee may change the companies contained within the comparative compensation groups in future years if information about any company included in a group is not available, any companies included in a group are no longer competitors for executive talent, or if the Committee determines that different energy or other types of companies are competitors of the Company.

      The Committee considers the surveys and advice provided by Hewitt in determining base salary, annual incentives and long-term stock-based compensation. The Committee’s philosophy is to set base salaries and performance-based variable compensation in the form of annual incentives under the Annual Incentive Plan between the 50th and 75th percentile of the energy and general industry comparative groups. The annual cash-based compensation is supplemented with restricted or contingent stock awards and option grants under the Long-Term Incentive Plan, again between the 50th and 75th percentile of the comparative groups, to emphasize long-term stock price appreciation and the concomitant increased stockholder value. The mix of compensation allows an executive’s annual total compensation to fluctuate according to the Company’s financial performance and value delivered to stockholders. In 2003, the target for total compensation of the executive officers was set between the 50th and the 75th percentile of the relevant comparative compensation group.

      In establishing Mr. Neale’s base salary for 2003, the Committee reviewed information provided by Hewitt regarding chief executive officer compensation practices of comparable utility and energy companies. The Committee determined that Mr. Neale’s base salary would be set between the 50th and 75th percentile of salaries in the comparative group, giving regard to Mr. Neale’s proven abilities and strong performance with the Company since joining it as Executive Vice President and Chief Operating Officer in 1989. As with the other executive officers, the target for Mr. Neale’s total compensation was set between the 50th and the 75th percentile of the relevant comparative compensation group, dependent on the Company’s financial performance. As with the other executives, Mr. Neale’s annual incentive under the Annual Incentive Plan was based on the Company’s performance against certain financial performance targets established by the Committee. As part of his total compensation package Mr. Neale also received stock options and contingent stock in 2003 under the Company’s Long-Term Incentive Plan. Because the value of the options and contingent stock is a function of the price growth of the Company’s stock, the amount Mr. Neale would realize from his options and contingent stock is directly related to increases in shareholder value.

      The Committee determines annual incentive targets for all executive officers in accordance with the Annual Incentive Plan. Annual incentives awarded to each of the Named Officers (including the Chief

Executive Officer) are based on overall corporate performance, rather than individual performance of the executive. The Annual Incentive Plan establishes a trigger amount of financial performance (below which no annual incentive is paid) and a maximum level (above which no additional annual incentive is paid). Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee’s eligible earnings may be made to an employee’s account in the Company’s 401(k) Savings Plan on behalf of all eligible employees, including the executive officers, based on the identical overall corporate financial performance measure.

      In 2003, the trigger was based on income from continuing operations (after accounting for the cost of the incentive plan). The range of awards and levels of awards (as a percent of base salary), if the financial performance trigger was achieved, were as follows:

	Incentive at	Incentive at
	Trigger	Maximum

Chief Executive Officer	40.0%	120.0%
Vice Chairman	35.0%	105.0%
Executive Vice President, Chief Operating Officer	35.0%	105.0%
Other Executive Vice Presidents and Senior Vice President	32.5%	97.5%
Executive Vice President, Regulated Revenue	30.0%	90.0%
Other Vice Presidents	25.0%	75.0%

      For 2003, the Company exceeded the trigger amount of income from continuing operations, resulting in payments under the Annual Incentive Plan to most of the Company’s employees and to the executive officers. In February and March 2004, the incentive payments were made amounting to approximately 118% of the trigger amounts and profit sharing contributions to the Company’s 401(k) Savings Plan accounts were made at slightly above the trigger level of 0.5%.

      Under the Long-Term Incentive Plan, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, and contingent stock awards. The Committee considers base salaries of the executive officers, prior awards under the Long-Term Incentive Plan, and the Company’s total compensation target in establishing long-term incentive awards. For purposes of determining the number of options and/or shares to be granted to reach total target compensation, options granted to executive officers are valued, at the time of the grant, using the Black-Scholes option pricing model, and restricted stock awards and contingent stock awards granted to executive officers are valued using Hewitt’s present value pricing model. In 2003, stock options and restricted or contingent stock were awarded to each of the Named Officers, and the number of awards of options and restricted or contingent stock granted to each Named Officer was based on the aforementioned considerations. The compensation value of stock options and the restricted and contingent shares depends on actual stock price appreciation.

      The Committee’s compensation policy is designed to ensure that the executives’ total compensation packages align with and support the Company’s business objectives while also aligning the interests of the executive officers with the interests of its stockholders. In that regard, the Committee believes that compensation packages should emphasize long-term growth and stability, while continuing to provide shorter-term incentives. As such, the Company’s long-term stock-based compensation is more focused on grants of restricted stock and contingent stock, with longer vesting and holding periods as compared with stock options. The target ratio of the value of the contingent or restricted stock awards to option grants for 2003 was approximately 75% to 25%.

      Beginning in 2003, grants of restricted and contingent stock under the Long Term Incentive Plan were made pursuant to a new Time Accelerated Restricted Stock Award Program (“TARSAP”). Restrictions with respect to the TARSAP awards will lapse six years from the date of the grant; however, if at the end of a three-year performance cycle the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on the third anniversary of the date of the grant. The TARSAP program provides a compensation component that encourages stable, long-term growth and aligns the interests of the executives with that of the stockholders. For the three-year performance cycle commencing on January 1, 2003, the peer-group-relative performance target was based on a total stockholder return ranking within the 60th percentile and the absolute target was set at an annualized compound total stockholder return of at least 12%.

      Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the other Named Officers, other than compensation meeting the definition of “performance based compensation,” will not be deductible by a corporation for federal income tax purposes. Because a significant portion of total compensation is performance-based and certain executives have agreed to limitations on the amount of grants under the Long-Term Incentive Plan which can vest in any year, the Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2003. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations.

      The Committee believes that its overall executive compensation program has been successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging the executive officers to strive toward the creation of additional stockholder value.

Officer Nomination and Compensation Committee
Steven C. Beering, Chairman
Arthur J. Decio
Robert J. Welsh

March 18, 2004

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the yearly change in the Company’s cumulative total stockholder return on common stock (for both the Company and its corporate predecessor NiSource Inc. (incorporated in Indiana)) from 1998 through 2003, with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Dow Jones Utilities Average, assuming the investment of $100 on December 31, 1998 and the reinvestment of dividends.

	1998	1999	2000	2001	2002	2003

NiSource	100.00	61.16	111.01	86.95	79.99	92.93
S & P 500	100.00	121.04	110.04	96.97	75.55	97.20
DJ Utilities	100.00	94.20	141.73	104.76	80.58	104.15

Compensation Of Executive Officers

      Summary. The following table summarizes compensation for services to NiSource and its subsidiaries for the years 2003, 2002 and 2001 awarded to, earned by or paid to the Chief Executive Officer, the four other most highly compensated executive officers as of December 31, 2003 (collectively these individuals constitute the “Named Officers”).

Summary Compensation Table

		Annual Compensation(1)			Long-Term Compensation

					Awards		Payouts

						Securities	Long-Term
					Restricted	Underlying	Incentive
				Other Annual	Stock	Options/	Plan	All Other
		Salary	Bonus	Compensation	Award(s)	SARS	Payouts	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	(#)	($)(5)	($)(6)

Gary L. Neale,	2003	950,000	436,050	62,620	4,586,120	373,157	0	9,950
Chairman, President and	2002	950,000	361,000	105,943	—	194,064	0	18,827
Chief Executive Officer	2001	950,000	0	9,774	—	160,377	285,000	22,273
Stephen P. Adik,(7)	2003	500,000	650,500	112,669	1,665,880	135,546	0	5,240
Vice Chairman	2002	500,000	166,250	7,174	—	68,493	190,341	4,493
	2001	500,000	0	4,337	—	56,604	0	4,796
Samuel W. Miller, Jr.	2003	500,000	200,500	0	815,720	66,372	0	2,600
Executive Vice President and	2002	166,666	166,550	—	204,387 (8)	—	—	—
Chief Operating Officer	2001	—	—	—	—	—	—	—
Michael W. O’Donnell	2003	400,000	149,200	0	897,300	73,009	384,694	26,080
Executive Vice President and	2002	400,000	123,500	12,183	—	25,472	492,339	24,000
Chief Financial Officer	2001	400,000	0	2,385,937 (9)	—		0	24,850
S. LaNette Zimmerman	2003	325,000	121,225	0	565,340	46,000	465,475	16,315
Executive Vice President,	2002	304,166	98,000	2,583	—	20,047	582,776	1,221
Human Resources and	2001	291,650	0	11,870	—	—	0	0
Communications

(1)	Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2)	All bonuses are paid pursuant to the Annual Incentive Plan, except for a portion of the bonus paid to Mr. Adik upon his retirement in 2003. Mr. Adik’s bonus included a retirement bonus of $450,000 in recognition of Mr. Adik’s numerous years of service and contributions to the Company. For further discussion of the bonuses paid in 2003 please refer to the Officer Nomination and Compensation Committee Report on Executive Compensation.

(3)	The 2003 amount for Mr. Neale includes $10,462 for financial advisory services, $14,159 for fair market value gain resulting from the purchase of a company vehicle and $9,479 for taxes paid by the Company as a result of such gain. The 2003 amount shown for Mr. Adik includes $80,769 paid to Mr. Adik for unused vacation days accrued as of the date of his retirement on December 31, 2003. The 2002 amount shown for Mr. Neale includes $73,076 paid to Mr. Neale to buy back unused vacation days. The 2001 amount for Mr. O’Donnell includes a relocation allowance of $49,407 and a related tax allowance of $40,793 as well as other amounts as described in note (8).

(4)	Represents restricted and contingent stock awarded under the Company’s Time Accelerated Restricted Stock Award Program (“TARSAP”) which began in 2003. The amounts shown are based on the closing sale price of the Company’s common stock on December 31, 2002, as reported on the New York Stock Exchange Composite Transactions Tape. Vesting of restricted stock under the Long Term Incentive Plan in prior years were performance based and are shown under the Long-Term Incentive Plan Payouts column. See Note 5 below. As of December 31, 2003, the total shares outstanding under the TARSAP (including those shares held by the Named Officers) was 709,785 with an aggregate value of $11,300,006.55, based on the Company’s closing market price on such date ($21.94). For more information regarding the restricted and contingent stock awards under the TARSAP please see the Long-Term Incentive Plan Table and its accompanying footnotes on page 19.

(5)	The payouts shown are based on the value, at date of vesting, of restricted stock awarded under the Long-Term Incentive Plan which vested during the years shown. Total shares of restricted stock and contingent stock held (assuming 100% vesting) and aggregate market value at December 31, 2003 (based on the closing sale price of the common stock on that date as reported on the New York Stock Exchange Composite Transactions Tape) for the Named Officers were as follows: Mr. Neale, 788,056 shares valued at $17,289,949; Mr. Adik, 276,647 shares valued at $6,069,635; Mr. O’Donnell, 76,928 shares valued at $1,687,800; Mr. Miller, 51,042 shares valued at $1,119,861; and Ms. Zimmerman, 65,525 shares valued at $1,437,619. Dividends on the restricted stock are paid in cash to the Named Officers. Dividends on the contingent stock are paid in additional shares of contingent stock.

(6)	“All Other Compensation” represents Company contributions to the 401(k) Plan of $6,094 for Mr. Neale, $3,803 for Mr. Adik, $2,600 for Mr. Miller, $13,080 for Mr. O’Donnell, and $16,315 for Ms. Zimmerman. The amount shown for Mr. Neale also includes $3,856 term insurance costs for 2003 and for Mr. Adik also includes $1,437 term insurance costs for 2003. The amount shown for 2003 for Mr. O’Donnell also includes $13,000 paid by Columbia Energy Group to its Employee Savings Restoration Plan.

(7)	Mr. Adik was Vice Chairman until his retirement from that post on December 31, 2003. For a description of Mr. Adik’s retirement agreement see the discussion under the heading “Change in Control and Termination Agreements” on page 22.

(8)	The amount shown represents a grant of restricted stock made to Mr. Miller in connection with the commencement of his employment with the Company. The amount shown is based on the closing sale price of the Company’s common stock on September 1, 2002, as reported on the New York Stock Exchange Composite Transactions Tape.

(9)	The compensation reported represents perquisites and other personal benefits as discussed in note (3) as well as phantom stock units granted to Mr. O’Donnell pursuant to an agreement under which the Company established a phantom stock unit account for his benefit which consisted initially of 73,020 units in consideration of his acceptance of employment and 26,533 units in consideration of his willingness to enter into a non-competition agreement with the Company. A phantom stock unit is a unit whose value is related to the value of the common stock of the Company. Mr. O’Donnell is entitled to receive dividend equivalents with respect to the units in either cash or additional units. Upon termination of employment, Mr. O’Donnell (or his beneficiary) will be entitled to receive from the Company a cash distribution in an amount, with respect to each unit credited to his account, equal to the greater of (i) the price per share of the Company’s common stock at the close of business on the date of termination, and (ii) 85% of the price per share of the Company’s common stock on November 1, 2000. The 26,533 units credited to Mr. O’Donnell’s account in connection with the non-competition portion of the agreement, and any dividend equivalents paid thereon, are subject to forfeiture in the event that Mr. O’Donnell violates the non-competition provisions of the agreement at any time during the term of the agreement or for a period of one year following his termination. The amount shown represents the value of the phantom stock units granted pursuant to the Phantom Stock Agreement based on the closing sale price of the common stock on December 31, 2001, as reported in The Wall Street Journal.

      Option Grants in 2003. The following table sets forth information concerning the grants of options to purchase common stock made during 2003 to the Named Officers. No stock appreciation rights were awarded during 2003.

Option/ SAR Grants in Last Fiscal Year

Individual Grants

	Number of	Percent of Total
	Securities	Options/SARS	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options/SARS	Employees in	Price	Expiration	Present
Name	Granted (#)(1)	Fiscal Year (2)	($/sh)(3)	Date	Value ($)(4)

Gary L. Neale	373,157	15.54	19.84	12/31/2012	1,265,002
Stephen P. Adik	135,546	5.50	19.84	12/31/2012	459,500
Samuel W. Miller, Jr.	66,372	2.69	19.84	12/31/2012	225,001
Michael W. O’Donnell	73,009	2.96	19.84	12/31/2012	247,500
S. LaNette Zimmerman	46,000	1.87	19.84	12/31/2012	155,940

(1)	All options granted in 2003 are fully exercisable commencing one year from the date of grant. Vesting may be accelerated as a result of certain events relating to a change in control of the Company. The exercise price may be paid by delivery of already owned shares of common stock and any tax withholding obligations related to exercise may be paid by delivery of already owned shares of common stock or by reducing the number of shares of common stock received on exercise, subject to certain conditions.

(2)	Based on an aggregate of 2,464,996 options granted to all employees in 2003.

(3)	The options were granted on January 1, 2003 at the average of high and low sale prices of the common stock on December 31, 2002 as reported on the New York Stock Exchange Composite Transactions Tape.

(4)	Grant date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for the January 1, 2003 grants (expiring December 31, 2012) were as follows: expected volatility — 30% (estimated stock price volatility for the term of the grant); risk-free rate of return — 4.05% (the rate for a ten-year U.S. treasury); discount for risk of forfeiture — 10%; estimated annual dividend — $0.92; expected option term — ten years; and vesting — 100% one year after date of grant. No assumption was made relating to non-transferability. Actual gains, if any, on option exercises and common shares are dependent on the future performance of the common stock and overall market condition. The amounts reflected in this table may not be achieved.

      Option Exercises in 2003. The following table sets forth certain information concerning the exercise of options or stock appreciation rights during 2003 by each of the Named Officers and the number and value of unexercised options and stock appreciation rights at December 31, 2003.

Aggregate Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SARS at		Options/SARS at Fiscal
	Acquired on	Value	Fiscal Year-End (#)		Year-End ($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary L. Neale	50,000	134,310	894,441	373,157	1,402,285	753,777
Stephen P. Adik	16,000	56,023	341,097	135,546	528,618	273,803
Samuel W. Miller, Jr.	0	0	0	66,372	0	134,071
Michael W. O’Donnell	0	0	56,294	73,009	26,353	147,478
S. LaNette Zimmerman	0	0	44,305	46,000	20,741	92,920

(1)	Represents the difference between the option exercise price and $21.86, the average of high and low sale prices of the common shares on December 31, 2003, as reported on the New York Stock Exchange Composite Transactions Tape.

      Long-Term Incentive Plan Awards in 2003. The following table sets forth information concerning the shares of restricted stock and shares of contingent stock awarded pursuant to the Long-Term Incentive Plan during 2003 to each of the Named Officers.

	Number of	Performance
	Shares,	or Other	Estimated Future Payouts Under
	Units or	Period Until	Non-Stock Price-Based Plans
	Other	Maturation
Name	Rights (#)	or Payout	Threshold (#)	Target (#)	Maximum (#)

Gary L. Neale(1)	229,306	3/6 years	229,306	229,306	229,306
Stephen P. Adik(1)(2)	83,294	3/6 years	83,294	83,294	83,294
Samuel W. Miller, Jr.(3)	40,786	3/6 years	40,786	40,786	40,786
Michael W. O’Donnell(1)	44,865	3/6 years	44,865	44,865	44,865
S. LaNette Zimmerman(1)	28,267	3/6 years	28,267	28,267	28,267

(1)	The awards for Messrs. Neale, Adik and O’Donnell and Ms. Zimmerman reflected above consist of grants of contingent stock under the Long Term Incentive Plan which were made on January 1, 2003, pursuant to the Company’s TARSAP. Restrictions with respect to the awards will lapse on December 31, 2008; however, if at the end of the three year performance cycle (that began on January 1, 2003 and will end on December 31, 2005) the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on December 31, 2005. If both of the targets are not met, restrictions with respect to the award will not lapse at the end of a three year performance cycle but will lapse on the sixth anniversary of the date of grant of the award. The restrictions with respect to the awards will lapse upon the death or disability of the grantee. Upon (i) the death or disability of the grantee or (ii) the voluntarily or involuntarily termination without cause, upon the grantee having attained age 55 and completed 10 years of service with the Company or its affiliates, the grantee will receive a partial distribution of the contingent stock awarded on a pro rata basis based on a quarterly distribution schedule contained in the contingent stock agreement between the Company and each grantee with respect to each grant.

(2)	The award to Mr. Adik vested on January 1, 2004 as a result of his retirement from the Company and the terms of the Company’s TARSAP program. At the time of vesting 33.33 percent or 27,764 shares granted to Mr. Adik vested. The remaining shares were forfeited.

(3)	The awards for Mr. Miller reflected above consist of grants of restricted stock under the Long Term Incentive Plan which were made on January 1, 2003, pursuant to the Company’s Time Accelerated Restricted Stock Award Program (“TARSAP”). Restrictions with respect to the awards will lapse on December 31, 2008; however, if at the end of the three year performance cycle (that began on January 1, 2003 and will end on December 31, 2005) the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on December 31, 2005. The restrictions with respect to the awards will lapse upon the death or disability of the grantee. Upon the death or disability of the grantee, the grantee will receive a partial distribution of the restricted stock awarded on a pro rata basis based on a quarterly distribution schedule contained in the restricted stock agreement between the Company and each grantee with respect to each grant.

      In the case of each of the Named Officers, the restrictions with respect to both the restricted stock awards and the contingent stock awards will lapse and the Named Officer will be entitled to the underlying stock only to the extent that the value of shares for which the restrictions lapse in any calendar year, when added to other non-performance based compensation for that year, does not exceed $999,999.

Pension Plan and Supplemental Executive Retirement Plan

      The following table shows estimated annual benefits, giving effect to the Company’s Pension Plan and Supplemental Executive Retirement Plan, payable upon retirement to persons in the specified remuneration and years-of-service classifications.

Pension Plan Table

	Years of Service

Remuneration	15	20	25	30	35

$ 300,000	$119,511	$159,348	$166,848	$174,348	$174,348
400,000	164,511	219,348	229,348	239,348	239,348
500,000	209,511	279,348	291,848	304,348	304,348
600,000	254,511	339,348	354,348	369,348	369,348
700,000	299,511	399,348	416,848	434,348	434,348
800,000	344,511	459,348	479,348	499,348	499,348
900,000	389,511	519,348	541,848	564,348	564,348
1,000,000	434,511	579,348	604,348	629,348	629,348
1,100,000	479,511	639,348	666,848	694,348	694,348
1,200,000	524,511	699,348	729,348	759,348	759,348
1,300,000	569,511	759,348	791,848	824,348	824,348
1,400,000	614,511	819,348	854,348	889,348	889,348
1,500,000	659,511	879,348	916,848	954,348	954,348
1,600,000	704,511	939,348	979,348	1,019,348	1,019,348
1,700,000	749,511	999,348	1,041,848	1,084,348	1,084,348
1,800,000	794,511	1,059,348	1,104,348	1,149,348	1,149,348
1,900,000	839,511	1,119,348	1,166,848	1,214,348	1,214,348
2,000,000	884,511	1,179,348	1,229,348	1,279,348	1,279,348

      The credited years of service for each of the Named Officers (other than Mr. O’Donnell), pursuant to the Pension Plan and Supplemental Executive Retirement Plan, are as follows: Gary L. Neale — 29 years; Stephen P. Adik — 25 years; Samuel W. Miller, Jr. — 1 year; and S. LaNette Zimmerman — 23 years.

      Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company’s pension plan, originally effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Company, trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in overall actuarial solvency of the trust fund. The pension plan of the Company has been determined by the Internal Revenue Service to be qualified under Section 401 of the Internal Revenue Code.

      The pension plan was amended and restated effective July 1, 2002 to add a “cash balance feature.” Participants in the plan as of December 31, 2002 were entitled to elect to remain in the “final average pay feature” of the plan or to begin participating in the new cash balance feature. Participants hired on and after January 1, 2002 automatically participate in the cash balance feature. A participant in the cash balance feature will have a benefit consisting of his or her opening account balance (his or her accrued benefit under the final average pay feature of the plan as of December 31, 2002, if any) plus annual pay and interest credits to his or her cash balance account. Pay credits equal a percentage of compensation based on the participant’s combined age and service. Interest is credited to his or her account based on the interest rate on 30-year treasury securities, as determined by the Internal Revenue Service, for the September immediately preceding the first day of each year, but not less than 4%. Upon retirement, termination of employment or death, the participant or his or her beneficiary will receive a benefit that is the equivalent of his or her cash balance account balance. Participants and beneficiaries are entitled to elect to receive payment of this benefit pursuant to various alternatives including a lump sum option.

      Pension benefits are determined separately under the final average pay portion of the plan for each participant. The formula for a monthly payment for retirement at age 65 is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee’s last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings (up to a limit set forth in the Internal Revenue Code and adjusted periodically) plus any salary reduction contributions made under the Company’s 401(k) plan, minus any portion of a bonus in excess of 50% of base pay and any amounts paid for unused vacation time and vacation days carried forward from prior years. The benefits listed in the Pension Plan table are not subject to any deduction for Social Security or other offset amounts.

      The Company also has a Supplemental Executive Retirement Plan which applies to those officers and other employees selected by the board of directors to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company.

      For each officer and employee who first participated in the Supplemental Retirement Plan prior to January 23, 2004, the Supplemental Executive Retirement Plan provides a retirement benefit at age 65 of the greater of (i) 60% of five-year average pay (prorated for less than 20 years of service) and an additional 0.5% of 5-year average pay per year for participants with between 20 and 30 years of service, less Primary Social Security Benefits or (ii) the benefit formula under the Company’s Pension Plan. In either case, the benefit is reduced by the actual pension payable from the Company’s Pension Plan. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant.

      For each officer and employee who first participates in the Supplemental Retirement Plan on and after January 23, 2004, the Supplemental Executive Retirement Plan provides a credit into a notional account as of the last day of each year beginning on or after January 1, 2004 equal to five percent of the officer or employee’s compensation. Interest will be credited to the account until distribution upon termination of employment after five or more years of service with the Company and its affiliates. In addition, the Officer Nomination and Compensation Committee, subject to approval of the Board of the Company, may authorize supplemental credits to an officer or employee’s account in such amounts and at such times, and subject to such specific terms and provisions, as authorized by the Committee.

      Mr. O’Donnell continues to participate in the Retirement Plan of Columbia Energy Group Companies, a subsidiary of the Company. Mr. O’Donnell has 30 credited years of service under this plan. The formula for a retiree’s monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree’s final average compensation that does not exceed 1/2 of the average Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree’s final average compensation in excess of 1/2 of the average Social Security wage base times years of service up to 30, plus (iii) .5% of the retiree’s final average compensation times years of service between 30 and 40. In addition, Mr. O’Donnell participates in the Pension Restoration Plan for the Columbia Energy Group which provides for a supplemental retirement benefit equal to the difference between (i) the benefit he would have received under the Retirement Plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Retirement Plan. Effective January 1, 2004, Mr. O’Donnell will participate in the Supplemental Executive Retirement Plan, described above, based on his service and compensation with the Company and its affiliates from and after November 1, 2000.

      Effective January 1, 2004, the Company assumed sponsorship of the Pension Restoration Plan for Columbia Energy Group, renamed the plan the “Pension Restoration Plan for NiSource Inc. and Affiliates,” and broadened the plan to include all employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code.

      Effective January 1, 2004, the Company assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the plan the “Savings Restoration Plan for NiSource Inc. and Affiliates,” and broadened the plan to include all employees of the Company and its affiliates. The revised Savings Restoration Plan provides for a supplemental benefit equal to the difference between (i) the benefit an employee would have received under the NiSource Inc. Retirement Savings Plan had such benefit not been limited by sections 415 and 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Company’s Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Savings Plan.

      The Company has entered into an agreement with Ms. Zimmerman which provides for an additional retirement benefit in the event Ms. Zimmerman’s employment with the Company terminates for reasons other than her involuntary termination for good cause. In such event, Ms. Zimmerman’s monthly retirement benefit under the Supplemental Executive Retirement Plan will be computed upon the assumption that her first day of service was January 1, 1981 and will be reduced by the amount of her retirement benefit that she receives under the pension plan of her previous employer.

Change in Control and Termination Agreements

      The Company has entered into Change in Control and Termination Agreements with Mr. Neale and the other Named Officers, except Mr. Miller. The Company believes that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. The agreements can be terminated on three years’ notice and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Each of these agreements also provides for payment of these benefits if the executive voluntarily terminates employment for any reason during a specified one-month period within 24 months following a change in control or, in the case of Mr. Neale, at any time during this 24 month period. No amounts will be payable under the agreements if the executive’s employment is terminated by the Company for good cause (as defined in the agreements).

      The agreements provide for the payment of three times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The executive would also receive benefits from the Company that would otherwise be earned during the three-year period following the executive’s termination under the Company’s Supplemental Executive Retirement Plan and qualified retirement plans. All stock options held by the executive would become immediately exercisable upon the date of termination of employment, and the restrictions would lapse on all restricted shares awarded to the executive. The Company will increase the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute penalty tax imposed on the payment of amounts under the contracts.

      During the three-year period following the executive’s termination, the executive and his or her spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company. If the executive dies during the three-year period following the executive’s termination, all amounts payable to the executive will be paid to a named beneficiary.

      The agreement with Mr. Neale provides for the same severance payments as described above in the event his employment is terminated at any time by the Company (other than for good cause) or due to death or disability, or if he voluntarily terminates employment with good reason (as defined in the agreement), even in the absence of a change in control.

      In connection with Mr. Adik’s retirement and in recognition of his past service and contribution with the Company, the Company entered into a retirement agreement with Mr. Adik entitling him to receive a cash bonus of $450,000 and a grant of restricted shares of common stock equal to $450,000 divided by the closing price of a share of the Company’s common stock on January 2, 2004. The restrictions will lapse on the earlier of April 17, 2005 or Mr. Adik’s death. Under this agreement, Mr. Adik would be entitled to receive 34,754 shares of the Company’s common stock in the event that certain change in control events occur within a specified period of time following his date of retirement. As compensation for his accrued and unused vacation days, Mr. Adik received a payment of $80,769 under this retirement agreement.

      The Company also has an arrangement with Mr. Miller that, in the event that his employment is terminated as a result of a change in control of the Company prior to September 1, 2004, he would receive a payment equal to one year of his base pay, target bonus and the pro-rata value of the grants made to Mr. Miller under the Company’s Long-term Incentive Plan through the date of termination.

      In the event of a change in control, all stock options, restricted stock awards and contingent stock awards which have been granted to each of the Named Officers (including the Chief Executive Officer) under the Company’s Long-term Incentive Plan will immediately vest.

Certain Relationships and Related Transactions

      Peter V. Fazio, Jr., an executive officer of the Company, is a partner in Schiff Hardin LLP, a law firm. The Company pays Schiff Hardin LLP a retainer fee of $60,000 per month for Mr. Fazio’s services as Executive Vice President and General Counsel of the Company. Unlike other executive officers, Mr. Fazio is not an employee of the Company, and he is not eligible to participate in or receive awards under any of the Company’s bonus, long-term incentive, pension, health insurance or other benefit plans.

PROPOSAL II — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the board of directors appointed Deloitte & Touche LLP, Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601, as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2004. A representative of Deloitte & Touche LLP will be present at the meeting, will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

      The board of directors and its Audit Committee consider Deloitte & Touche LLP well qualified to serve as the Company’s independent public accountants. The Audit Committee recommends ratification of such selection by the stockholders.

      Although action by stockholders for this matter is not required, the board of directors and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2004.

AUDIT COMMITTEE REPORT

      The Company’s Audit Committee consists of Messrs. Rolland, Foster and John Thompson and Dr. Woo. Each of the members of the Audit Committee is independent as defined under the applicable NYSE rules and meets the additional independence standard set forth by the board of directors. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The board of directors, after substantial deliberation and a careful review of the Securities and Exchange Commission rules, has designated Ian M. Rolland, the Chairman of the Audit Committee, as the “audit committee financial expert.”

      The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with Deloitte & Touche, LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche, LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche, LLP its independence. The Audit Committee has considered whether Deloitte & Touche, LLP’s provision of other non-audit services to the Company is compatible with maintaining Deloitte & Touche, LLP’s independence.

      In reliance on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      Upon recommendation of the Audit Committee, the Company has engaged Deloitte & Touche LLP to serve as the Company’s independent public accountants for the fiscal year ended December 31, 2004.

Audit Committee

Ian M. Rolland, Chairman
Dennis E. Foster
John W. Thompson
Carolyn Y. Woo

March 11, 2004

INFORMATION REGARDING CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

      Effective May 21, 2002, upon recommendation of the Audit Committee, the board of directors of the Company dismissed Arthur Andersen LLP as the Company’s independent public accountants and engaged Deloitte & Touche LLP to serve as the Company’s independent public accountants for the year 2002. Deloitte & Touche LLP served as the Company’s independent public accountants for the second, third and fourth quarters of the Company’s fiscal year which ended on December 31, 2002 and for the full fiscal year 2002 results.

      Arthur Andersen LLP’s reports on the financial statements for the Company for the fiscal years ended December 31, 2000 and December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company’s two fiscal years ended December 31, 2000 and December 31, 2001 and through May 21, 2002, prior to engaging Deloitte & Touche LLP, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its report. During the Company’s two fiscal years ended December 31, 2000 and December 31, 2001 and through May 21, 2002, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

      During the Company’s two fiscal years ended December 31, 2000 and December 31, 2001 and through May 21, 2002, prior to engaging Deloitte & Touche LLP, the Company did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed; or with respect to the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or with respect to any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures. A copy of Arthur Andersen LLP’s letter dated May 21, 2002, stating its agreement with these statements was filed as an exhibit to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2002.

INDEPENDENT AUDITOR FEES

      The following table represents the aggregate fees for professional audit services rendered by Arthur Andersen LLP, the Company’s former independent auditor, and Deloitte & Touche LLP, the Company’s current independent auditor, for the audit of the Company’s annual financial statements for the years ended December 31, 2002 and 2003, and fees billed for other services rendered by Arthur Andersen LLP and Deloitte & Touche LLP during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2002		2003

	Arthur Andersen LLP	Deloitte & Touche LLP	Deloitte & Touche LLP

Audit Fees(1)	$264,000	$4,809,500	$3,385,080
Audit-Related Fees(2)	74,016	620,000	991,652
Tax Fees(3)	23,829	137,030	110,704
All Other Fees(4)	25,000	0	23,508

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. The amounts shown for Deloitte & Touche LLP for 2002 include $2,600,000 in fees related to the re-auditing of years 2000 and 2001 which had been previously audited by Arthur Andersen LLP.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.

      Pre-Approval Policies and Procedures. During fiscal year 2003, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte & Touche LLP prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Ian M. Rolland) by the Vice President and Controller of the Company (not within the scope of the approved audit engagement) may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will (i) any non-audit related service be presented or approved that would result in the independent auditor no longer being considered independent under the applicable Securities and Exchange Commission rules or (ii) any service be presented or approved by the Pre-Approval Subcommittee the fees for which are estimated to exceed $100,000. In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2003.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	8,877,078	22.03 (2)	8,685,041
Equity compensation plans not approved by security holders	0	0	0
Total	8,877,078	22.03	8,685,041

(1)	Stockholder Approved Plans. This Plan category includes the following plans: The 1988 Long Term Incentive Plan, as amended and restated effective as of April 14, 1999 (No shares remain available for issuance under the plan), The 1994 Long Term Incentive Plan, as amended and restated effective as of January 1, 2004 (8,101,539 shares remain available for issuance under the plan), The Nonemployee Director Stock Incentive Plan, amended and restated effective as of January 1, 2004 (471,030 shares remain available for issuance under the plan), and the NiSource Inc. Employee Stock Purchase Plan, last amended on December 1, 2003 (112,472 shares remain available for purchase under the plan).

(2)	In calculating the weighted-average exercise price of outstanding options, warrants and rights shown in column (b), stock units and contingent stock which can convert into shares of common stock upon maturity have been excluded. Stock units and contingent stock are payable at no cost to the grantee on a one-for-one basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2005 ANNUAL MEETING

      Any holder of common stock who wishes to bring any business before the 2005 annual meeting must file a notice of the holder’s intent to do so no earlier than January 17, 2005 and no later than February 16, 2005. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2005 annual meeting must submit the proposal to the Secretary of the Company by December 6, 2004. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2005 annual meeting.

      Any holder of common stock who wishes to nominate a director at the 2005 annual meeting must file a notice of the nomination no earlier than January 17, 2005 and no later than February 16, 2005. The Company’s by-laws require that a notice to nominate an individual as a director must include the name of each nominee proposed, the number and class of shares of each class of stock of the Company beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2003, except as follows: Mr. O’Donnell filed one late Form 4 with respect to one transaction on January 3, 2003 (relating to the automatic reinvestment of dividends under his phantom stock agreement); and, each of Drs. Beering and Woo and Messrs. Decio, Foster, Rolland, Thompson, Welsh and Young filed one late Form 4 with respect to one transaction on November 20, 2003 (relating to the reinvestment of dividends in respect of restricted stock units held by such directors pursuant to the Company’s Non-Employee Director Stock Incentive Plan).

ANNUAL REPORT AND FINANCIAL STATEMENTS

      Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2003. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 16, 2004.

AVAILABILITY OF FORM 10-K

      A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and will be provided without charge to any stockholder or beneficial owner of the Company’s shares upon written request to Gary W. Pottorff, Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available at the Company’s website at www.nisource.com.

OTHER BUSINESS

      The board of directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

      Please vote your shares by telephone, through the internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Gary W. Pottorff
Secretary

Dated: April 5, 2004

NiSource Inc.

801 E. 86th Avenue
Merrillville, Indiana 46410

Officers
Gary L. Neale
Chairman, President and Chief Executive Officer
Samuel W. Miller, Jr.
Executive Vice President Chief Operating Officer
Robert C. Skaggs, Jr.
Executive Vice President, Regulated Revenue
Peter V. Fazio, Jr.
Executive Vice President and General Counsel
Michael W. O’Donnell
Executive Vice President and Chief Financial Officer
S. LaNette Zimmerman
Executive Vice President, Human Resources and Communications
Arthur E. Smith, Jr.
Senior Vice President and Environmental Counsel
Mark D. Wyckoff
Senior Vice President
Jeffrey W. Grossman
Vice President and Controller
Barbara S. McKay
Vice President, Communications
Arthur A. Paquin
Vice President, Audit
Dennis E. Senchak
Vice President, Investor Relations, Assistant Treasurer & Assistant Secretary
David J. Vajda
Vice President and Treasurer
Gary W. Pottorff
Secretary

PROXY	PROXY

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.
for its Annual Meeting of Stockholders, May 11, 2004

     The undersigned hereby appoints Gary L. Neale and Michael W. O’Donnell, or either of them, the attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the Griffin Gate Marriott Resort, 1800 Newtown Pike, Lexington, Kentucky, on Tuesday, May 11, 2004, at 10:00 a.m., local time, and at any adjournment or adjournments thereof.

     Unless otherwise marked, this proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Ratification of Independent Public Accountants in Proposal 2.

     The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

     PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT — Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

You can now access your NiSource Inc. account online.

Access your NiSource Inc. stockholder account online via Investor ServiceDirect®(ISD).

Mellon Investor Services LLC, Transfer Agent for NiSource Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Please Mark Here for Address Change ☐ or Comments SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposal 1.	The Board of Directors recommends a vote “FOR” Proposal 2.

				FOR	AGAINST	ABSTAIN
Proposal 1.	To elect four directors to serve on the Board of	Proposal 2.	Ratification of Independent	☐	☐	☐
	Directors, each for a three-year term and until		Public Accountants.
their respective successors are elected and
qualified.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment
Nominees:					thereof.
01	Steven C. Beering
02	Dennis E. Foster			FOR all	Consenting to receive all future annual meeting materials and
03	Richard L. Thompson	FOR	WITHHELD	except*	shareholder communications electronically is simple and fast! Enroll
04	Carolyn Y. Woo	☐	☐	☐	today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

*Instruction: To withhold authority to vote for any nominee, write
that nominee’s name on the line below.	MARK HERE IF YOU PLAN
	TO ATTEND THE MEETING	☐

PLEASE RETURN THIS PROXY CARD PROMPTLY.
Signature:	Date:	Signature:	Date:

(Please sign this proxy as your name appears on the Company’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PMEastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/pjc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.nisource.com